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                                                                  EXHIBIT (a)(2)

                         MORGAN STANLEY OPINION LETTER
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                                                                  EXHIBIT (a)(2)

MORGAN STANLEY DEAN WITTER

                                                        1585 BROADWAY
                                                        NEW YORK, NEW YORK 10036
                                                        (212) 761-4000

                                October 17, 1999

Board of Directors
Comair Holdings, Inc.
P.O. Box 75021
Cincinnati, OH 45275

Members of the Board:

We understand that Comair Holdings, Inc. ("Comair" or the "Company"), Delta Air Lines, Inc. ("Delta") and Kentucky Sub, Inc., an indirect wholly owned subsidiary of Delta ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, dated October 17, 1999 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, no par value, of Comair (the "Common Stock") for $23.50 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into Comair. Pursuant to the Merger, Comair will become an indirect wholly owned subsidiary of Delta and each outstanding share of Common Stock of Comair, other than shares held in treasury or held by Delta or any subsidiary of Delta or as to which dissenters' rights have been perfected, will be converted into the right to receive $23.50 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Delta and its affiliates).

For purposes of the opinion set forth herein, we have:

         (i) reviewed certain publicly available financial statements and other information of the Company;

         (ii)  reviewed   certain  internal   financial   statements  and  other
               financial and operating data concerning the Company prepared by the management of the Company;

         (iii) reviewed certain financial projections prepared by the management of the Company;

         (iv) discussed the past and current operations and financial condition and the prospects of the Company, including the Company's expected future relationship with Delta, with senior executives of the Company;

         (v) reviewed the reported prices and trading activity for the Common Stock;



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                                                      MORGAN STANLEY DEAN WITTER

         (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

         (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

         (viii)participated in discussions and negotiations among representa-tives of the Company and Delta and their financial and legal advisors;

         (ix)  reviewed the Merger Agreement and certain related documents; and

         (x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have assumed that the Tender Offer and the Merger will be consummated on the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have be been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party, nor did we have discussions with any party other than Delta with respect to the acquisition of the Company or any of its assets.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In addition, Morgan Stanley provides no advice or recommendation as to whether or not holders of shares of Common Stock should participate in the Tender Offer. In the past, Morgan Stanley has provided financial advisor and financing services for Delta and has received fees for the rendering of these services.

Based on the foregoing we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Delta and its affiliates).

                                     Very truly yours,

                                     MORGAN STANLEY & CO.  INCORPORATED

                                     By: /s/ Mark D. Eichorn
                                         ---------------------------------------
                                         Mark D. Eichorn
                                         Principal